UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Wharton, Brian K.
   b2bstores.com Inc.
   249 E. Ocean Boulevard
   Suite 620
   Long Beach, CA  90808
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   February 10, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol b2bstores.com Inc.
   BTBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executie Vice President of Development
6. If Amendment, Date of Original (Month/Day/Year)
   February 9, 2000*
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Options to purchase Comm|2/9/00(1)|2/9/10   |Common Stock           |175,000  |$6.40     |D            |                           |
on Stock                |         |         |                       |         |          |             |                           |
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Explanation of Responses:
*Amendment filed to reflect revised option exercise price which is equivalent to 80% of initial public offering price of common stock by the
Company.
(1) Options to purchase 87,500 shares vest on August 23, 2000 and 43,750 options vest on each of August 23,
2001 and
2002.
SIGNATURE OF REPORTING PERSON
/s/   Brian K. Wharton
DATE
February 25, 2000